Exhibit 99.1

For Immediate Release	Media Contact:	Investor Contact:
January 12, 2010	Erin Emlock	Patrick Flanigan
	(617) 768-6923	(617) 768-6563

Genzyme Reports Fourth-Quarter Revenue

Outlines Progress Made in 2009 and Outlook for 2010

CAMBRIDGE, Mass. — Genzyme Corp. (NASDAQ: GENZ) today reported that preliminary fourth-quarter revenue was $1.08 billion, compared with $1.17 billion in the same period in 2008.  For the year, revenue was $4.5 billion compared with $4.6 billion in 2008.  Excluding the Genetic Disease business, which was affected by a product supply interruption, fourth-quarter revenue grew 24 percent compared with the same period in 2008 and full-year revenue grew 15 percent.

Revenue in 2009 was driven in part by the successful launch of two new products: Synvisc-One® (hylan G-F 20), which drove a 25 percent increase in total sales of Synvisc® (hylan G-F 20) from 2008 to 2009, and Mozobil® (plerixafor injection), which generated revenue of $55 million, exceeding guidance of $40—$50 million.

Genzyme reported these and other preliminary revenue figures in conjunction with a presentation by Chairman and Chief Executive Officer Henri A. Termeer at the JPMorgan 28th Annual Healthcare Conference in San Francisco.  The company will provide full 2009 financial results and 2010 guidance on February 17.

During 2009, Genzyme achieved several important milestones across its business units and late-stage clinical development programs.  Highlights for the year included:

•                  U.S. approval and launch of Synvisc-One;

•                  E.U. approval and global launch of Mozobil;

•                  E.U. approval and launch of Renvela® (sevelamer carbonate);

•                  E.U. approval of 4000L-scale production of Myozyme® (alglucosidase alfa);

•                  Positive phase 3 data for mipomersen in homozygous FH;

•                  Acquisition of commercial rights to alemtuzumab in multiple sclerosis and oncology assets from Bayer Healthcare;

•                  Positive phase 2 results for Genz-112638 in Gaucher disease; and

•                  Completion of enrollment of both phase 3 trials of alemtuzumab in multiple sclerosis.

“In 2009, we continued to successfully execute across our diversified businesses,” said Mr. Termeer.  “We are managing through the supply interruption, getting beyond it, and moving into a period of recovery.  We are fundamentally strengthening the company, and in the coming year we will focus on building on our core capabilities, enhancing our leadership position in the genetic disease area, and advancing new products that will drive our growth beyond 2011.”

Growing the Genetic Disease Business

Genzyme is making investments across all areas of its Genetic Disease business, including increasing its sales force, adding manufacturing capacity, and building its product pipeline.  The company will leverage its strong competitive position, which is based on a long track record of product safety and efficacy.

Cerezyme is differentiated by a unique body of clinical evidence that includes more than 40,000 years of patient experience and data accumulated over a period of 19 years.  These data show the benefits of the Cerezyme in many areas, including in bone disease, one of the more challenging aspects of Gaucher disease.

Genzyme continues to innovate in this area by developing Genz-112638, an oral therapy which holds the potential to change the treatment paradigm for Gaucher disease patients.  The company last year presented positive 18-month phase 2 data, and two-year phase 2 data will be presented next month at the WORLD symposium.  Enrollment has begun in two global, multi-center phase 3 trials, and a regulatory filing is planned in 2012.

Genzyme has resumed production of Cerezyme, and the first shipments of new product began in November.  Patients are expected to be able to resume normal dosing schedules in the first quarter of this year.  Sales of Cerezyme were $106 million in the fourth quarter, compared with sales of $306 million in the same period in 2008.  For the year, sales were $793 million, compared with $1.2 billion the previous year.

Fabrazyme has earned its market-leading position based on the product’s approved dosing and demonstrated clinical outcomes.  To better serve patients, Genzyme is also conducting a post-marketing study of Fabrazyme exploring lower dosing options for patients earlier in the course of their disease.

Genzyme is currently producing Fabrazyme at a rate of approximately 70 percent of demand, and began shipping newly produced product this week.  The company is working to improve productivity and expects to begin shipping Fabrazyme to meet 70-100 percent of demand during the second quarter.  Fourth-quarter sales of Fabrazyme were $59 million, compared with $126 million in the fourth quarter of 2008.  For the year, sales were $431 million, compared with $494 million in the previous year.

Following meetings with the FDA, Genzyme has reached agreement on a regulatory pathway for Lumizyme produced at the 4000 L scale, with U.S. approval anticipated this year.  The company has re-opened its temporary access program to accommodate additional patients.  The program provides treatment for severely affected adults with Pompe disease prior to commercial approval of Lumizyme.

Myozyme fourth-quarter revenue increased to $92 million, 22 percent greater than revenue of $75 million in the same period the previous year.  Myozyme sales in 2009 reached $324 million compared with $296 million in 2008.  This was driven by strong growth in Europe, where the label for Myozyme was expanded in December to include data from the Late Onset Treatment Study of the therapy in adult patients.  Expansion continues worldwide, and the majority of markets have transitioned to the 4000 L product.  Genzyme plans new regulatory filings in more than 15 countries during 2010.

Genzyme has a strong pipeline in the genetic disease area.  The company is collaborating with PTC Therapeutics Inc. on ataluren, a novel oral therapy for the treatment of genetic disorders due to nonsense mutations.  Results of a pivotal phase 2b trial of ataluren in Duchenne muscular dystrophy are anticipated during the first half of this year, a phase 3 trial in cystic fibrosis began enrolling patients last fall, and a phase 1 trial in hemophilia is underway.  Genzyme is also working to develop treatments for other genetic diseases, including Niemann Pick B and macular degeneration.

Strong Fourth-Quarter Results Across Diverse Businesses

Genzyme now has 12 number-one products across a variety of medical areas, a result of the company’s diversification strategy.  These range from mature, well-established products, to those that are still in launch phase and have significant potential for future growth.  During 2009, Genzyme executed across its diverse businesses, receiving several key regulatory approvals and launching important new products that are changing standards of care for patients.

Fourth-quarter sales of Synvisc were $96 million, a 40 percent increase over sales of $69 million in the fourth quarter of 2008.  For the year, Synvisc sales increased 25 percent to $329 million, compared with $263 million in the previous year.

Synvisc-One, which was launched in March, is the only single-injection viscosupplement approved for the treatment of knee pain in the United States.  It has already significantly improved Genzyme’s U.S. market share and represents an important opportunity in a market that includes approximately 10 million patients who are potential candidates for injectable viscosupplements.

Mozobil, a product used to prepare patients with non-Hodgkin’s lymphoma and multiple myeloma for autologous stem-cell transplants, was launched in the United States in January 2009 and in Europe in August.  It is being broadly adopted by transplant centers, and   Genzyme anticipates that it will become an integral part of the treatment regimen for stem-cell transplantation because of the clinical and economic benefits it offers.  Additional launches are ongoing worldwide, and clinical trials studying the product’s potential in chemosensitization are underway.

Fourth-quarter sales of Genzyme’s sevelamer therapies, Renvela® (sevelamer carbonate) and Renagel® (sevelamer hydrochloride) were $179 million, compared with $169 million in the previous fourth quarter.  For the year, sales were $707 million, compared with $678 million in 2008.  Growth is being driven by the E.U. launch of Renvela, which was approved in June.  The approval includes patients not on dialysis with serum phosphorus levels > 1.78 mmol/L (5.5 mg/dL), and covers both the tablet and powder formulations.

Genzyme launched Renvela tablets for dialysis patients in the United States in 2008, and the powder formulation in that indication in November 2009.  The U.S. powder launch is off to a strong start, and already resulting in an improvement in the company’s competitive position.  U.S. market share for sevelamer is approximately 50 percent.

Revenue for other key products including Thyrogen® (thyrotropin alfa for injection) Thymoglobulin® (anti-thymocyte globulin, rabbit), Campath® (alemtuzumab), Clolar®, (clofarabine), Fludara® (fludarabine phosphate), Leukine® (sargramostim), Sepra®, and from genetic testing is included in the following summary of Genzyme’s business segment revenues for the quarter and the year:

In millions 2009 Estimated figures are unaudited	Q4 2009 E	Q4 2008%		FY 2009 E	FY 2008%
Genetic Diseases	$317	$558	(43)	$1,776	$2,227	(20)
Cardiometabolic & Renal	259	241	7	1,011	956	6
Biosurgery	157	125	26	562	491	14
Hematologic Oncology	106	43	147	298	139	114
Other: Genetics/Diagnostics	142	125	14	538	478	13
All Other	98	82	20	329	314	5
Total Revenues	$1,079	$1,174	(8)%	$4,514	$4,605	(2)%

Strengthening a Core Strategic Asset

Genzyme has implemented a two-year plan intended to strengthen its global manufacturing operations and bring them up to world-class standards through risk mitigation, capacity increases, and organizational renewal.  The company is implementing a comprehensive corrective action plan designed to improve its overall quality systems and continues to work on programs and processes specifically in the Allston facility to improve operational performance, increase product output and mitigate risks to product supply.

The company is also moving forward with several expansion projects that will result in a quadrupling of its biologics manufacturing capacity from 2004—2012.  These include the addition of a third 4000 liter (L) scale bioreactor at its Geel, Belgium facility for the production of Myozyme, and a new facility in Framingham, Mass. that will be dedicated to Cerezyme and Fabrazyme production.  Genzyme is in the process of transferring all fill/finish operations out of its Allston plant to its state-of-the-art facility in Waterford, Ireland, and to a contract manufacturer.  The fill/finish area of the Waterford facility is also being expanded to accommodate the long-term growth of these products.

To renew the organization, Genzyme has made significant leadership changes across a variety of areas.  The company last week announced the hiring of a new global head of quality assurance, and is making further enhancements to the quality assurance function worldwide.  During 2009, Genzyme appointed a new general manager of the Allston facility and a new head of global regulatory affairs.  The company plans to hire a new head of manufacturing operations during the first half of this year.

Promising Late-Stage Pipeline Products

Genzyme has a rich late-stage pipeline of novel therapies that hold the potential to change standards of care for patients and drive the company’s growth beyond 2011.  These include alemtuzumab for multiple sclerosis and mipomersen for high-risk hypercholesterolemia, as well as Genz-112638, ataluren, and Clolar for adult AML.

Enrollment was completed ahead of schedule in both phase 3 studies of alemtuzumab for multiple sclerosis, with results expected next year and U.S. approval anticipated in 2012.  The treatment showed a durable benefit in a review of four-year phase 2 trial data, which was presented at the ECTRIMS annual meeting last fall.  Genzyme believes that alemtuzumab has the potential to change the standard of care for multiple sclerosis in a market that is projected to reach $13 billion annually by 2012.

The first phase 3 study of mipomersen, in patients with homozygous familial hypercholesterolemia (FH), met its primary endpoint and results were presented at the American Heart Association meeting in November.  Results of the second phase 3 study of mipomersen, in patients with heterozygous FH, are anticipated during the first quarter. Genzyme is collaborating with Isis Pharmaceuticals Inc. on the development of this novel treatment.

About Genzyme

One of the world’s leading biotechnology companies, Genzyme is dedicated to making a major positive impact on the lives of people with serious diseases.  Since 1981, the company has grown from a small start-up to a diversified enterprise with more than 12,000 employees in locations spanning the globe and 2009 revenues of $4.5 billion.

With many established products and services helping patients in approximately 100 countries, Genzyme is a leader in the effort to develop and apply the most advanced technologies in the life sciences.  The company’s products and services are focused on rare inherited disorders, kidney disease, orthopaedics, cancer, transplant and immune disease, and diagnostic testing.  Genzyme’s commitment to innovation continues today with a substantial development program focused on these fields, as well as cardiovascular disease, neurodegenerative diseases, and other areas of unmet medical need.

Genzyme’s press releases and other company information are available at www.genzyme.com and by calling Genzyme’s investor information line at 1-800-905-4369 within the United States or 1-678-999-4572 outside the United States.

This press release contains forward-looking statements regarding Genzyme financial outlook and business plans and strategies, including without limitation: its projected 2009 revenues; its expectations regarding the timing for being able to meet full demand for Cerezyme and Fabrazyme; its expectations regarding Myozyme/Lumizyme, including the timing of anticipated U.S. approval and plans for new regulatory filings; its plans and estimated timetables for new and next-generation product clinical trials, filings or regulatory approvals, including for alemtuzumab for multiple sclerosis, mipomersen, Genz-112638, and ataluren; its anticipated drivers of revenue growth for certain products, including Synvisc-One and Mozobil; its plans for increasing bulk manufacturing and fill/finish capacity for products in its Genetic Disease business; and its plans for addressing manufacturing issues, including the expected timing for hiring a new head of manufacturing operations.  These statements are subject to risks and uncertainties that could cause actual results to differ materially from those forecasted. These risks and uncertainties include, among others that: production of Cerezyme and Fabrazyme does not continue as planned due to any reason, including mechanical failures, viral or bacterial contamination, cell growth at lower than expected levels, fill/finish issues, or regulatory issues; Genzyme is unable to obtain and maintain regulatory approvals for products and manufacturing processes and facilities, including FDA approval of  larger-scale production of Myozyme and the timing and receipt of such approvals; Genzyme is unable to successfully complete preclinical and clinical development of its products; Genzyme is unable to expand the use of current products in existing and new indications; Genzyme’s plans to expand manufacturing capacity, implement new manufacturing processes and hire new personnel are not successful; Genzyme is unable to successfully identify and market to new patients or to compete against competitive products; Genzyme is unable to maintain and enforce intellectual property rights; the availability and extent of reimbursement from third party payers is restrained; and the risks and uncertainties described in Genzyme’s SEC reports filed under the Securities Exchange Act of 1934, including the factors discussed under the caption “Risk Factors” in Genzyme’s Quarterly Report on Form 10-Q for the period ended September 30, 2009. Genzyme cautions investors not to place substantial reliance on the forward-looking statements contained in this press release. These statements speak only as of today’s date and Genzyme undertakes no obligation to update or revise the statements.

Genzyme®, Cerezyme®, Fabrazyme®, Myozyme®, Synvisc®, Synvisc-One®, Sepra®, Seprafilm®, Renvela®, Renagel®, Thyrogen®, Mozobil®, Clolar®, Campath® and Thymoglobulin® are registered trademarks and Lumizyme™ is a trademark of Genzyme Corporation or its subsidiaries.  Fludara® and Leukine® are registered trademarks licensed to Genzyme Corporation.  Aldurazyme® is a registered trademark of BioMarin/Genzyme LLC.  All rights reserved.

Webcast Information

Mr. Termeer’s presentation will be Webcast live at 9:00 a.m. Pacific / 12:00 p.m. Eastern on the investor events section of www.genzyme.com.  A replay of the presentation will be available immediately and will be accessible until January 19, 2010.

Upcoming Events

On February 17, 2010, Genzyme will report its financial results for the fourth quarter of 2009 and financial guidance for 2010.   There will be a conference call at 11:00 a.m. Eastern.   To participate in the call, please dial 773-799-3828 and refer to pass code “Genzyme.”  A replay of this call will be available by dialing 203-369-0261.  This call will also be Webcast live on the investor events section of www.genzyme.com.  Replays of the call and the Webcast will be available until midnight on February 24, 2010.

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